Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated July 22, 2025, except for Notes 1, 20 and 36 which are dated September 8, 2025, in the Form F-1 Registration Statement, under the Securities Act of 1933 with respect to the consolidated statements of financial positions of Ultratrex Inc. and its subsidiaries (collectively the “Company”) as of June 30, 2023 and 2024, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows in each of the years for the two-year period ended June 30, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
September 8, 2025	Certified Public Accountants
PCAOB ID: 1171